Exhibit 99.2

New Beginnings Acquisition Corp. Announces Closing of $100 Million Initial Public Offering

MIAMI, FL – November 3, 2020 – New Beginnings Acquisition Corp. (the “Company”) announced today that it has closed its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units are listed on NYSE American and began trading under the ticker symbol “NBA.U” on October 30, 2020. Each unit consists of one share of common stock and one redeemable warrant exercisable to purchase one share of common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on the NYSE American under the symbols “NBA” and “NBA WS,” respectively.

New Beginnings Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue a target business in any industry or sector, and in any geographic region, the Company intends to initially focus on companies in the travel, hospitality, leisure, financial technology (fintech), insurance technology and property technology (proptech) sectors. The Company is led by Chairman Russell W. Galbut, co-founder and Managing Principal of Crescent Heights, and Chief Executive Officer and Director Michael S. Liebowitz, who serves as a Managing Director and Executive Vice President of Alliant Insurance Services, Inc.

EarlyBirdCapital, Inc. and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 29, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Ladenburg Thalmann, Attn: Syndicate Department, 277 Park Avenue, 26th floor, New York, New York 10172, Attn: Syndicate Department, telephone: 1-800-573-2541 or email: prospectus@ladenburg.com; and EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, telephone: 212-661-0200.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Debbie Glickman

New Beginnings Corp.

debbie@m2afo.com

(917) 592-7979

Source: New Beginnings Acquisition Corp.

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